As filed with the Securities and Exchange Commission on February 28, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GCI Liberty, Inc.

(Exact name of registrant as specified in its charter)

Alaska	92-0072737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2550 Denali Street

Suite 1000

Anchorage, Alaska 99503

(907) 868-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GCI 401(k) Plan

(Full title of the plan)

Tina Pidgeon, Esq.
General Counsel
GCI Liberty, Inc.
2550 Denali Street
Suite 1000
Anchorage, Alaska 99503
(907) 868-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 17th Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A-1 Common Stock, no par value	50,000	$39.63	$1,981,500	$246.70
(1)

In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers (a) such additional securities as may be issuable pursuant to the anti-dilution provisions of the GCI 401(k) Plan (the “Plan”) and (b) an indeterminate amount of interests to be offered and sold pursuant to the Plan.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The computation is based on the average of the high and low sale prices of the Class A-1 Common Stock as reported on the Nasdaq Stock Market LLC on February 26, 2018.

EXPLANATORY NOTE

Reference is made to (i) Amendment No. 3 to GCI Liberty, Inc.’s (formerly known as General Communication, Inc.) (the “Company” or “GCI Liberty”) Registration Statement on Form S-4 (File No. 333-219619), which was filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2017 and declared effective by the Commission on December 28, 2017 (the “S-4 Registration Statement”), and (ii) the Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among the Company, Liberty Interactive Corporation, a Delaware corporation (“Liberty”), and Liberty Interactive LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Liberty (“LI LLC”) (as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, by and among the Company, Liberty, and LI LLC, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, by and among the Company, Liberty, and LI LLC, and as may be further amended or supplemented, the “Reorganization Agreement”).  The S-4 Registration Statement relates to, among other things, the reclassification of the Company’s Class A common stock, no par value, into the GCI Liberty Class A-1 common stock, no par value (the “GCI Liberty Class A-1 Common Stock”), in accordance with the terms of the Reorganization Agreement (the “Reclassification”).

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Company to register 50,000 shares of the GCI Liberty Class A-1 Common Stock that were issued in the Reclassification, which shares may be acquired by participants under the GCI 401(k) Plan (the “Plan”).

It is not presently anticipated that either treasury shares or original issue shares of the Company will be issued under the Plan, and therefore no such shares are hereby registered. The Company contemplates that the Plan administrator will purchase shares of GCI Liberty Class A-1 common stock for the accounts of the participants on the open market or otherwise from sources other than the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the information specified in Part I of this Form have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Commission, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act.  Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)         The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2016, filed with the Commission on June 29, 2017;

(c)          The description of the GCI Liberty Class A-1 Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on February 5, 2018; and

(d)         The Company’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed February 7, 2018, February 21, 2018, February 27, 2018 and February 28, 2018.

In addition, all documents, reports and definitive proxy or information statements filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Company or the Plan expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI, Section E of GCI Liberty’s Amended and Restated Articles of Incorporation (the “GCI Liberty Charter”) provides as follows:

1.             Limitation On Liability.   To the fullest extent permitted by the Alaska Corporations Code (the “ACC”) as the same exists or may hereafter be amended, a director of GCI Liberty will not be liable to GCI Liberty or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of Article VI, Section E.1 of the GCI Liberty Charter will be prospective only and will not adversely affect any limitation, right or protection of a director of GCI Liberty existing at the time of such repeal or modification.

2.    Indemnification.

(a)   Right to Indemnification. GCI Liberty will indemnify, subject to the requirements of Section 10.06.490 of the ACC and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of GCI Liberty or is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article VI, Section E of the GCI Liberty Charter. Subject to the requirements of Section 10.06.490 of the ACC, GCI Liberty will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the GCI Liberty Board of Directors.

(b)   Prepayment of Expenses. Subject to the requirements of Section 10.06.490 of the ACC, GCI Liberty will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article VI, Section E.2(b) of the GCI Liberty Charter or otherwise.

(c)   Claims. To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under Article VI, Section E.2(c) of the GCI Liberty Charter is not paid in full within sixty (60) days after a written claim therefor has been received by GCI Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Alaska law. In any such action, to the fullest extent permitted by law, GCI Liberty will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)   Non-Exclusivity of Rights. The rights conferred on any person by Article VI, Section E.2(d) of the GCI Liberty Charter will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the GCI Charter, the Bylaws of GCI Liberty, agreement, vote of shareholders or resolution of disinterested directors or otherwise.

(e)   Other Indemnification. To the fullest extent permitted by law, GCI Liberty’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.    Amendment or Repeal.     Any amendment, modification or repeal of the provisions of Article VI, Section E of the GCI Liberty Charter will not adversely affect any right or protection under the GCI Liberty Charter of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 10.06.490 of the ACC provides for permissible, mandatory and court-ordered indemnification of directors, officers, employees and agents in certain circumstances. Section 10.06.490(a) provides that a corporation has the power to indemnify a person who was, is, or is threatened to be made a party to an action or proceeding (other a derivative action), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. Section 10.06.490(b) provides similarly with respect derivative actions; however, no indemnification shall be made if the person seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.

Section 10.06.490(c) of the ACC provides for mandatory indemnification to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein. Section 10.06.490(d) provides that unless otherwise ordered by a court, any indemnification under Sections 10.06.490(a) and (b) may only be made by the corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set out in Section 10.06.490(a) and (b). Section 10.06.490(e) provides that the corporation may pay or reimburse the reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition if: (i) in the case of a director or officer, the director or officer furnishes the corporation with a written affirmation of a good faith belief that the standard of conduct described in Section 10.06.450(b) or 10.06.483(e) has been met; (ii) the director, officer, employee, or agent furnishes the corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if it is ultimately determined that an applicable standard of conduct was not met; and iii) determination is made that the facts then known to those making the determination would not preclude indemnification under the ACC.

In addition to providing indemnification for non-derivative actions that is similar to the indemnification in the GCI Liberty Charter, GCI Liberty’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of GCI Liberty to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of GCI Liberty, or is or was serving at the request of GCI Liberty as a director or officer of another enterprise.

According to the Bylaws, unless otherwise ordered by a court, indemnification will only be made by GCI Liberty upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or (iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws further provide, in accordance with Alaska law, that indemnification will not be made by GCI Liberty in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to GCI Liberty, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also state that to the extent a director or officer of GCI Liberty has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense.

The Bylaws also provide that GCI Liberty may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of GCI Liberty or who is or was serving at the request of GCI Liberty as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not GCI Liberty would have the power to indemnify that person against such liability under provisions of the Bylaws. GCI Liberty has obtained directors’ and officers’ liability insurance, which is subject to certain deductibles, exclusions and other limitations.

GCI Liberty has also entered into an indemnification agreement with each of its directors. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Alaska law. GCI Liberty has not as of the date hereof entered into any express agreement with its officers (other than to the extent any such officer is also a director of GCI Liberty) setting forth these terms of indemnification.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.  EXHIBITS

See Index to Exhibits which is incorporated herein by reference

Item 9.  UNDERTAKINGS

1.         The undersigned registrant hereby undertakes:

(a)        To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1

Specimen Certificate for shares of Class A-1 Common Stock of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on December 27, 2017 (File No. 333-219619)).

5.1	IRS Determination Letter for the GCI 401(k) Plan.

23.1	Consent of Grant Thornton LLP (with respect to Form 10-K) - Independent Registered Public Accounting Firm

23.2	Consent of Grant Thornton LLP (with respect to Form 11-K) - Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page of this Form S-8).

99.1	Form of GCI 401(k) Plan.

99.2	Adoption Agreement for GCI 401(k) Plan.

99.3	Amendment to Adoption Agreement for GCI 401(k) Plan.

No original issued shares of GCI Liberty Class A-1 Common Stock are hereby registered.  In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the GCI Liberty Class A-1 Common Stock is included in this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Anchorage, Alaska, on February 28, 2018.

GCI LIBERTY, INC.

By:	/s/ RONALD A. DUNCAN
Name:	Ronald A. Duncan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Anchorage, Alaska, on February 28, 2018.

GCI 401(k) PLAN

By:	/s/ PETER J. POUNDS
Name:	Peter J. Pounds
Title:	Plan Committee Member

POWER OF ATTORNEY

Each person whose signature appears below appoints each of Ronald A. Duncan, Gregory F. Chapados and Peter J. Pounds as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEPHEN M. BRETT	Chairman of the Board and Director	February 28, 2018
Stephen M. Brett

/s/ RONALD A. DUNCAN	Chief Executive Officer and Director	February 28, 2018
Ronald A. Duncan	(Principal Executive Officer)

/s/ PETER J. POUNDS	Senior Vice President and Chief Financial Officer	February 28, 2018
Peter J. Pounds	(Principal Financial Officer)

/s/ LYNDA L. TARBATH	Vice President and Chief Accounting Officer	February 28, 2018
Lynda L. Tarbath	(Principal Accounting Officer)

/s/ BRIDGET L. BAKER	Director	February 28, 2018
Bridget L. Baker

/s/ JERRY A. EDGERTON	Director	February 28, 2018
Jerry A. Edgerton

/s/ SCOTT M. FISHER	Director	February 28, 2018
Scott M. Fisher

/s/ WILLIAM P. GLASGOW	Director	February 28, 2018
William P. Glasgow

/s/ MARK W. KROLOFF	Director	February 28, 2018
Mark W. Kroloff

/s/ STEPHEN R. MOONEY	Director	February 28, 2018
Stephen R. Mooney

/s/ JAMES M. SCHNEIDER	Director	February 28, 2018
James M. Schneider

	Director	February 28, 2018
Eric L. Zinterhofer